Exhibit 10.2

GIGA-TRONICS INCORPORATED.

7272 E. Indian School Rd, Suite 540

Scottsdale, Arizona

October 11, 2023

Sent Via Email Only:

[_____________] [_________]

Attention: _______________

_____________ [________]

Attention: ___________________

Gentlemen:

Reference is made to that certain Senior Secured Convertible Promissory Note in the original principal amount of $4,382,740 and that certain 10% Senior Secured Convertible Promissory Note in the original principal amount of $6,750,000, as have been or may be amended or supplemented from time-to-time (each an “Ault Note” and collectively the “Ault Notes”) issued to ________ and ________, respectively (each, a “Holder”) by Giga-tronics Incorporated (the “Company”) pursuant to the Exchange Agreement and the Securities Purchase Agreement, respectively, each dated as of December 31, 2022 (each, an “Agreement”). Capitalized terms not otherwise defined herein have the meaning set forth in the applicable Agreement. By signing below, each Holder hereby agrees as follows:

1. Each Holder agrees and consents to, and waives any adjustment with respect to the Ault Notes including the conversion price, the Agreement, and the other Transaction Documents (as such term is defined in the Agreement), or any right, term, covenant (affirmative or negative), or condition arising thereunder including the incurrence of new indebtedness (and any other document or agreement to which the Holder and/or the Company and/or any of its subsidiaries is a party) or otherwise, as applicable, with respect to the following transactions relating to the two Senior Secured Convertible Promissory Notes each in the original principal amount of $1,666,666.67 (collectively the “Prior Notes”) issued to each of _______________ and _______________, (each, an “Other Holder”) by the Company pursuant to the Securities Purchase Agreement dated on or about January 11, 2023: (A) the exchange by the Other Holders of the Prior Notes for new Senior Secured Convertible Promissory issued by the Company (the “Exchange Notes”) which shall be substantially identical to the Prior Notes including the conversion price, except: (i) the maturity date of the Exchange Notes shall be April 8, 2024, and (ii) the principal of each Exchange Note shall be $2,000,000; and (B) the Company’s option, and any exercise thereof, to be granted by each Other Holder entitling the Company to cause the Other Holder to surrender and exchange of its Exchange Note for a new Senior Secured Convertible Promissory Note to be issued by the Company (as applicable, the “Option Notes” and together with the Prior Notes and Exchange Notes, collectively, the “Other Notes”) which shall be substantially identical to the Exchange Notes except: (i) the maturity date of the Option Notes shall be October 11, 2024, and (ii) the principal of each Option Note shall be $2,300,000 (such transactions, collectively, the “Other Transactions”).

2. For avoidance of doubt, the parties acknowledge and agree that notwithstanding anything to the contrary in any Transaction Document, the Other Transactions shall not be deemed to be a violation of the Ault Notes or of any other Transaction Documents.

[__________]

[__________]

October 11, 2023

3. The parties hereto agree and acknowledge that all indebtedness of the Company to each Holder or its affiliates, including the indebtedness represented by the Ault Notes, are and shall be subordinated to all Other Notes.

4. For the avoidance of doubt, without limiting the generality of the foregoing, each Holder individually waives, consents, and covenants and agrees not to enforce or seek to enforce, any rights it may have or covenants, restrictions, obligations or limitations against the Company or any subsidiary arising under the Other Transactions and related agreements and documents referenced in the preceding paragraph, notwithstanding any provision to the contrary in any Transaction Document, as follows: (1) the Other Transactions shall not, directly or indirectly, result in an Event of Default under and as defined in the Transaction Documents; (2) the Other Transactions shall not result in a default, breach, violation of any Transaction Document including without limitation any negative covenants, restrictions or limitations, notice or consent rights, or fees, penalties or default provisions, that would or could otherwise be implicated thereby; (3) the Other Transactions, including the issuance of the Other Notes as amended, shall not result in an adjustment to the conversion price under either Ault Note or any other Transaction Document, and (4) the foregoing shall apply notwithstanding any default, breach, violation or penalty that has or may arise under any other indebtedness or contractual obligation to which the Company is bound in favor of any third party, notwithstanding anything in any Transaction Document or other contract or agreement to which the Holder is a party.

5. The undersigned agree to extend the maturing dates of the Ault Notes to January 15, 2025 and further agree that interest shall accrue under the Ault Notes and not be paid while the Exchange Notes or the Option Notes are outstanding.

Please execute a copy of this letter agreement signifying your agreement to be bound upon execution by all parties.

Very truly yours,

GIGA-TRONICS INCORPORATION

Jonathan Read

Chief Executive Officer

Agreed and Accepted this 11th day of October, 2023:

[__________] [__________]

By: By:

Name: Name:

Title: Title: